CITIFUNDS TRUST I


                  Certificate of Amendment

     The undersigned, constituting a majority of the Trustees of CitiFunds Trust I (the "Trust"), a Massachusetts business trust, acting pursuant to the Trust's Declaration of Trust, as currently in effect (together with any amendments thereto and designations thereunder, the "Trust Document"), do hereby certify that, in accordance with the provisions of the Trust Document, the following amendment to the Trust Document has been duly adopted by the Trustees of the Trust:

     1. The name of the series of shares of beneficial interests of the Trust currently designated as "Smith Barney Emerging Markets Equity Fund" is hereby changed to "Legg
       Mason Partners Emerging Markets Equity Fund," and all references to such series in the Trust Document are hereby amended accordingly.

     This Amendment shall become effective on April 7, 2006 at 9:00 a.m. EDT.



IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this Amendment as of the ____ day of March 2006.





Elliott J. Berv, as Trustee   Donald M. Carlton, as Trustee
and not individually          and not individually


A. Benton Cocanougher, as     Mark T. Finn, as Trustee
Trustee                       and not individually
and not individually


R. Jay Gerken, as Trustee     Stephen Randolph Gross, as
and not individually          Trustee
                              and not individually


Diana R. Harrington, as       Susan B. Kerley, as Trustee
Trustee                       and not individually
and not individually


Alan G. Merten, as Trustee    R. Richardson Pettit, as
and not individually          Trustee
                              and not individually